Exhibit 107

Calculation of Filing Fee Table

Form S-1/A

(Form Type)

Dune Acquisition Corporation II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee (4)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and three-quarters of one redeemable warrant(2)	457(a)	17,250,000	$10.00	$172,500,000	0.00015310	$26,409.75		—	—	—	—
	Equity	Class A ordinary shares included as part of the units(3)	457(g)	17,250,000	—	—	—		(4)	—	—	—	—
	Equity	Redeemable warrants included as part of the units(3)	457(g)	12,937,500	—	—	—		(4)	—	—	—	—
	Equity	Representative shares(3)	457(a)	129,375	$10.00	$1,293,750	0.00015310	$198.08		—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	$49,386.24		—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—		—	—	—	—
					Total Offering Amounts	$173,793,750
					Total Fees Previously Paid			49,386.24
					Total Fee Offsets			—
					Net Fee Due			$(22,778.41)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)	Includes 2,250,000 units, consisting of 2,250,000 Class A ordinary shares and 2,250,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).